Filed Pursuant to Rule 433

Dated October 27, 2023

Registration No. 333-254191

CAPITAL ONE FINANCIAL CORPORATION

$2,500,000,000

$750,000,000 7.149% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2027

$1,750,000,000 7.624% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2031

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	October 27, 2023

Settlement Date: *	November 1, 2023 (T+3)

Ranking:	Senior Unsecured

Expected Security Ratings: **	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

$750,000,000 7.149% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2027

Security:	7.149% Fixed-to-Floating Rate Senior Notes due 2027

Principal Amount:	US$750,000,000

Net Proceeds to Issuer (before expenses):	US$748,125,000

Maturity Date:	October 29, 2027

Interest Reset Date:	October 29, 2026

Fixed Rate Period:	From and including November 1, 2023 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on each April 29 and October 29 commencing on April 29, 2024 (short first interest payment period) and ending October 29, 2026

Benchmark Treasury:	UST 4.625% Notes due October 15, 2026

Benchmark Treasury Price and Yield:	99-12 3⁄8; 4.849%

Spread to Benchmark Treasury:	+230 bps

Re-offer Yield:	7.149%

Fixed Rate Period Coupon:	7.149% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR, compounded daily over the quarterly Observation Period in respect of such Floating Rate Interest Payment Period, in accordance with the specific formula described in the preliminary prospectus supplement. As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 244 bps

Index Maturity:	Daily

Floating Rate Interest Payment Dates:	Quarterly in arrears on each January 29, April 29, July 29 and October 29 beginning on January 29, 2027 and ending on the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date.

Observation Period:	In respect of each Floating Rate Interest Payment Period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Payment Period to but excluding the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on October 29, 2026 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H DB8 / US14040HDB87

$1,750,000,000 7.624% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2031

Security:	7.624% Fixed-to-Floating Rate Senior Notes due 2031

Principal Amount:	US$1,750,000,000

Net Proceeds to Issuer (before expenses):	US$1,743,000,000

Maturity Date:	October 30, 2031

Interest Reset Date:	October 30, 2030

Fixed Rate Period:	From and including November 1, 2023 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on each April 30 and October 30 commencing on April 30, 2024 (short first interest payment period) and ending October 30, 2030

Benchmark Treasury:	UST 4.625% Notes due September 30, 2030

Benchmark Treasury Price and Yield:	98-21 1⁄4; 4.854%

Spread to Benchmark Treasury:	+277 bps

Re-offer Yield:	7.624%

Fixed Rate Period Coupon:	7.624% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR, compounded daily over the quarterly Observation Period in respect of such Floating Rate Interest Payment Period, in accordance with the specific formula described in the preliminary prospectus supplement. As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 307 bps

Index Maturity:	Daily

Floating Rate Interest Payment Dates:	Quarterly in arrears on each January 30, April 30, July 30 and October 30 beginning on January 30, 2031 and ending on the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date.

Observation Period:	In respect of each Floating Rate Interest Payment Period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Payment Period to but excluding the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on October 30, 2030 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H DC6 / US14040HDC60

OTHER INFORMATION

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Capital One Securities, Inc.

Co-Managers:	Blaylock Van, LLC

R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*

Note: Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents Capital One Financial Corporation has filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, or Capital One Securities, Inc. toll-free at 1-800-666-9174, Attn: Compliance.

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